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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT: Stephen J. Szapor, Jr., President/CEO          Z. James Czupor
         Robert J. Stephens, Vice President/Treasurer   The InterPro Group
         Colorado Gaming & Entertainment Co.            303-871-8909
         303-716-5600


                    COLORADO GAMING & ENTERTAINMENT CO. ANNOUNCES
                              TRANSACTION TO BE ACQUIRED



DENVER, COLO., July 21, 1997 -- Colorado Gaming & Entertainment Co. (NASDAQ
BB: "CGME"), announced today it has entered into a letter of intent to be acquired by a U.S. subsidiary of Ladbroke Group, PLC.

    Under the proposed terms of the transaction, holders of Colorado Gaming & Entertainment Co.'s (CG&E), common stock will be entitled to receive $6.25 in cash for each share held. Upon closing, CG&E is expected to operate as a wholly-owned subsidiary of Ladbroke's U.S. subsidiary.

    The proposed transaction remains subject to a number of conditions, including completion of definitive documentation and due diligence, and receipt of various regulatory approvals, none of which can be assured. Closing is anticipated to occur in the fourth quarter of 1997, or the first quarter of 1998.

    "The acquisition of Colorado Gaming & Entertainment Co. by the Ladbroke subsidiary is both a fair deal for the company's shareholders and an excellent growth opportunity for our employees," said Stephen J. Szapor, Jr., president & CEO, Colorado Gaming & Entertainment Co. "We are extremely excited about becoming a part of a large, well-run organization like Ladbroke that is interested in building a significant presence in the U.S. gaming industry in the future by taking advantage of both development and acquisition opportunities," said Szapor.

    Colorado Gaming & Entertainment Co. is a Denver-based public company that develops, owns and operates gaming and related entertainment facilities. In Colorado, CG&E is the largest casino management company. It currently is the owner and operator of the Bullwhackers Casinos in Black Hawk and Central City, and the Silver Hawk Casino in Black Hawk. The company is the largest employer in Gilpin County where Black Hawk and Central City are situated.


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    Ladbroke Group, based in England, is one of the world's leading betting, gaming and hospitality companies whose U.S. gaming operations currently comprise three race tracks in Pennsylvania, Michigan and California and Ladbrokes Casino San Pablo, Northern California's newest card club. Its subsidiary, Hilton International, operates all Hilton hotels outside the USA and the group has recently entered into an alliance with Hilton Hotels Corporation to reunite the Hilton Hotel brand on a worldwide basis.

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